Registration Statement No. 333- 237342

Filed Pursuant to Rule 424(b)(3)

Amendment No. 1 dated February 12, 2021 to the Pricing Supplement dated November 12, 2019 to the Product Supplement dated November 12, 2019, the Prospectus dated April 20, 2020 and the Series E Senior Medium-Term Notes Prospectus Supplement dated September 23, 2018

Issued by Bank of Montreal

2,400,000 Notes

MicroSectors™ FANG+™ ETNs due January 8, 2038*

This pricing supplement relates to the MicroSectors™ FANG+™ Exchange Traded Notes due January 8, 2038 (the “notes”) that Bank of Montreal may issue from time to time. The return on the notes is linked to the performance of the gross total return version of the NYSE® FANG+™ Index (the “Index”), as described in this pricing supplement. The Index is an equal-dollar weighted index designed to represent a segment of the technology and consumer discretionary sectors consisting of highly-traded growth stocks of technology and tech-enabled companies. The Index currently has 10 constituents.

The notes are unsecured and unsubordinated obligations of Bank of Montreal. On February 11, 2021, the closing price of the notes on the NYSE Arca was $126.39 per note, and the closing Indicative Note Value per note was $126.52 ($31.63 after giving effect to the split discussed below). The notes do not bear interest.

The notes do not guarantee any return of principal at maturity, call or upon early redemption. Instead, you will receive a cash payment in U.S. dollars at maturity, a call by us, or redemption at your option, based on the performance of the Index, less a Daily Investor Fee that will accrue at the rate of 0.58% per annum, and, if upon early redemption, a redemption fee amount of 0.125% of the Indicative Note Value. Because the Daily Investor Fee may substantially reduce the amount of your investment at maturity, call or upon redemption, the level of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity, call or upon redemption, or if you sell your notes. You may lose some or all of your principal. Please see the “Summary” section below for important information relating to the terms and conditions of the notes.

The notes are listed on the NYSE Arca, Inc., under the ticker symbol “FNGS.” The notes initially settled on November 15, 2019.

An investment in the notes involves significant risks and is not appropriate for every investor. Investors should regularly monitor their holdings of the notes to ensure that they remain consistent with their investment strategies. Any payment on the notes is subject to the credit risk of Bank of Montreal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks, including those described in the “Risk Factors” section beginning on page PS-10 of this pricing supplement, and the “Risk Factors” sections beginning on page PS-6 of the product supplement, page S-1 of the prospectus supplement and on page 8 of the prospectus.

The notes are our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

BMO CAPITAL MARKETS

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Pricing Supplement

You should read this pricing supplement together with the product supplement ETN 1x dated November 12, 2019, the prospectus supplement dated September 23, 2018 and the prospectus dated April 20, 2020. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. The contents of any website referred to in this pricing supplement are not incorporated by reference in this pricing supplement, the accompanying product supplement, prospectus supplement or prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement ETN 1x dated November 12, 2019: https://www.sec.gov/Archives/edgar/data/927971/000121465919007021/m114190424b5.htm
•	Prospectus supplement dated September 23, 2018: https://www.sec.gov/Archives/edgar/data/927971/000119312518280416/d624491d424b5.htm
•	Prospectus dated April 20, 2020: https://www.sec.gov/Archives/edgar/data/927971/000119312520112240/d903160d424b2.htm

Since the date that the notes were initially issued, we have prepared a new “base” prospectus dated April 20, 2020. Accordingly, please note that references in the prospectus supplement to the “prospectus” will be deemed to refer to the prospectus dated April 20, 2020.

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

The notes described in this pricing supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc., or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus. You should read these documents in full, including the information in the “Risk Factors” sections, before making an investment decision.

Issuer:	Bank of Montreal

Principal Amount:	$12.50 per note ($30,000,000 in aggregate principal amount, representing 2,400,000 notes outstanding as of the date of this pricing supplement), after giving effect to a 4-for-1 split that became effective on February 12, 2021)

Initial Trade Date:	November 12, 2019

Initial Issue Date:	November 15, 2019

Term:	20 years, subject to your right to require us to redeem your notes on any Redemption Date, our call right or our right to extend the maturity date, each as described below.

Maturity Date*:	January 8, 2038, which is scheduled to be the third Business Day following the last Index Business Day in the Final Measurement Period. The Maturity Date for the Notes may be extended at our option for up to two additional 5-year periods, as described below. The Maturity Date is also subject to adjustment as described below and under “Specific Terms of the Notes — Market Disruption Events” in the product supplement.

Listing:	The notes are listed on the NYSE Arca, Inc. (the “NYSE”) under the ticker symbol listed below. The CUSIP and ISIN numbers, and the Intraday Indicative Value ticker symbol, for the notes are:

Ticker Symbol	CUSIP Number	ISIN Number	Intraday Indicative Value Symbol
FNGS	06368B504	US06368B5049	FNGSIV

Interest Payments:	None

If an active secondary market develops, we expect that investors will purchase and sell the notes primarily in this secondary market.

Index:	The return on the notes is linked to the performance of the gross total return version of the NYSE® FANG+™ Index, minus the applicable fees. The Index is an equal-dollar weighted index designed to represent a segment of the technology and consumer discretionary sectors consisting of highly-traded growth stocks of technology and tech-enabled companies. The Index currently has 10 constituents.

Interest Payments:	None.

Payment at Maturity/ Cash Settlement Amount:	If you hold your notes to maturity, you will receive a cash payment in U.S. dollars at maturity in an amount equal to the arithmetic mean of the closing Indicative Note Values on each Index Business Day in the Final Measurement Period. This amount will not be less than $0.

Final Measurement Period:	The five (5) Index Business Days from and including the Calculation Date, subject to adjustment as described under “Additional Terms of the Notes—Market Disruption Events” in the product supplement.

Calculation Date:	December 29, 2037, unless such day is not an Index Business Day, subject to adjustment if that day is not an Index Business Day.

Indicative Note Value:	On the Initial Trade Date, the Indicative Note Value of each note was equal to the Principal Amount of $50. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the closing Indicative Note Value will equal (a) the Long Index Amount on that Exchange Business Day minus (b) the Daily Investor Fee on such Exchange Business Day; provided that if such calculation results in a value equal to or less than $0, the closing Indicative Note Value will be $0. If the closing Indicative Note Value is $0 on any Exchange Business Day or the Intraday Indicative Value at any time during an Exchange Business Day is equal to or less than $0, then the Indicative Note Value on all future Exchange Business Days will be $0. If the Indicative Note Value is $0, the Cash Settlement Amount will be $0. On February 12, 2021, we effected a 4-for-1 split of the notes. The closing Indicative Value of the Notes on February 11, 2020 was divided by 4 to determine the split-adjusted Indicative Note Value.

PS-1

Long Index Amount:	On the Initial Trade Date, the Long Index Amount was equal to the principal amount of $50. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Long Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Index Performance Factor on such Exchange Business Day.

Index Performance Factor:	On the Initial Trade Date, the Index Performance Factor was 1. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Index Performance Factor will equal (a) the Index Closing Level on that Exchange Business Day (or, if such day is not an Index Business Day, the Index Closing Level on the immediately preceding Index Business Day) divided by (b) the Index Closing Level on the immediately preceding Index Business Day, as determined by the Calculation Agent. If a Market Disruption Event occurs or is continuing on any Index Business Day, the Calculation Agent will determine the Index Performance Factor for the notes on each such Index Business Day using an appropriate closing level of the Index for each such Index Business Day, taking into account the nature and duration of such Market Disruption Event.

Daily Investor Fee:	On the Initial Trade Date, the Daily Investor Fee was $0. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Daily Investor Fee will equal the product of (a) the Indicative Note Value at the close of the immediately preceding Exchange Business Day times (b) the Fee Rate divided by (c) 365 times (d) the number of calendar days since the last Exchange Business Day. Because the Daily Investor Fee is subtracted from the closing Indicative Note Value on a daily basis, the net effect of the Daily Investor Fee accumulates over time and is subtracted at a rate per year equal to the Fee Rate specified below. Because the net effect of the Daily Investor Fee is a fixed percentage of the value of the notes, the aggregate effect of the Daily Investor Fee will increase or decrease in a manner directly proportional to the value of the notes and the amount of notes that are held.

Fee Rate:	0.58% per annum

Call Right:	On any Index Business Day, we may give notice that we will redeem all of the issued and outstanding notes. To exercise our call right, we must provide notice to the holders prior to the Call Settlement Date, as set forth below, and in the product supplement. If we exercise our Call Right, you will receive a cash payment equal to the Call Settlement Amount, which will be paid on the Call Settlement Date. The Call Settlement Date will be the fifth Business Day following the last Index Business Day in the Call Measurement Period.

Call Settlement Amount:	If we exercise our Call Right, for each note, you will receive on the Call Settlement Date a cash payment equal to the arithmetic mean of the closing Indicative Note Values on each Index Business Day in the Call Measurement Period.

If we issue a call notice, the “Call Calculation Date” will be the next Index Business Day after the call notice is issued. The Call Settlement Date will be the fifth Business Day following the last Index Business Day in the Call Measurement Period. The Call Measurement Period will be a period of five (5) consecutive Index Business Days from and including the Call Calculation Date, subject to adjustment as described in the product supplement under “Additional Terms of the Notes — Market Disruption Events.”

Early Redemption:	Subject to your compliance with the procedures described in the product supplement under “Additional Terms of the Notes — Early Redemption at the Option of the Holders,” upon early redemption, you will receive per note a cash payment on the relevant Redemption Date equal to (a) the Indicative Note Value as of the Redemption Measurement Date minus (b) the Redemption Fee Amount. We refer to this cash payment as the “Redemption Amount.”

PS-2

Final Redemption Date:	The final Redemption Date will be the last scheduled Index Business Day prior to the Calculation Date or Call Calculation Date, as applicable.

Redemption Fee Amount:	As of any Redemption Date, an amount per note in cash equal to the product of (a) 0.125% and (b) the Indicative Note Value. We reserve the right from time to time to reduce or waive the Redemption Fee Amount in our sole discretion on a case-by-case basis. In exercising your right to have us redeem your notes, you should not assume you will be entitled to the benefit of any such waiver.

Minimum Redemption Amount:	At least 25,000 notes. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your notes for redemption with those of other investors to reach this minimum amount; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the notes at the time the reduction becomes effective.

Initial Index Level:	2,871.17, which was the Index Closing Level on the Initial Trade Date.

Index Closing Level:	On any Index Business Day, the closing level of the Index as reported on Bloomberg under the symbol “NYFANGT<Index>,” subject to adjustment as described in the product supplement under “Additional Terms of the Notes — Market Disruption Events.”

Intraday Indicative Value:	The Intraday Indicative Value of the notes at any time during an Exchange Business Day will equal (a) the Intraday Long Index Amount minus (b) the Daily Investor Fee; provided that if such calculation results in a value equal to or less than $0, the Intraday Indicative Value will be $0. If the Intraday Indicative Value is equal to or less than $0 at any time on any Exchange Business Day, then both the Intraday Indicative Value and the closing Indicative Note Value on that Exchange Business Day, and on all future Exchange Business Days, will be $0.

Intraday Long Index Amount:	The Intraday Long Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Intraday Index Performance Factor.

Intraday Index Performance Factor:	The Intraday Index Performance Factor will equal (a) the most recently published level of the Index divided by (b) the Index Closing Level on the immediately preceding Index Business Day.

Calculation Agent:	BMO Capital Markets Corp.

No Conversion into Common Shares:	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Because your investment in the notes is linked to the performance of the Index, any decrease in the level of the Index will result in a decrease in the Cash Settlement Amount, Call Settlement Amount or Redemption Amount, as applicable (before taking into account the Daily Investor Fee) and you may receive less than your original investment in the notes at maturity, call or upon redemption, or if you sell your notes in the secondary market. Because the Daily Investor Fee may substantially reduce the amount of your return at maturity, call or upon redemption, the level of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity, call or upon redemption, or if you sell your notes. If the level of the Index decreases or does not increase sufficiently to offset the negative effect of the Daily Investor Fee, you will receive less than the principal amount of your investment at maturity, call or upon redemption, or if you sell your notes.

PS-3

* After the Initial Trade Date, we may sell from time to time a portion of the notes at prices that are based on the Indicative Note Value at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the notes are sold to the public, less any commissions paid to BMOCM. BMOCM may charge normal commissions in connection with any purchase or sale of the notes. In addition, BMOCM may receive a portion of the Daily Investor Fee. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” for more information.

If there is a substantial demand for the notes, we may issue and sell additional notes to BMOCM, and BMOCM may sell those notes to investors and dealers, potentially frequently. However, we and BMOCM are under no obligation to issue or sell additional notes at any time, and if we and BMOCM do issue and sell additional notes, we or BMOCM may limit or restrict such sales, and we may stop and subsequently resume selling additional notes at any time. Furthermore, the stated principal amount of the notes stated at the top of the cover page of this pricing supplement is the maximum amount of the notes that we have currently authorized for issuance. Although we have the right to increase the authorized amount of the notes at any time, it is our current intention not to issue more than the current maximum authorized amount of the notes, even if there is substantial market demand for additional notes. We may also reduce the maximum authorized amount of the notes at any time, and we have no obligation to issue up to the maximum authorized amount.

Understanding the Value of Notes

The initial offering price of the notes was determined at the inception of the notes. The initial offering price and the Intraday Indicative Value are not the same as the trading price, which is the price at which you may be able to sell your notes in the secondary market, or the Redemption Amount, which is the amount that you will receive from us in the event that you choose to have your notes repurchased by us. An explanation of each type of valuation is set forth below.

Initial Offering Price to the Public. The initial offering price to the public was equal to the original aggregate principal amount of the notes. The initial offering price reflects the value of the notes only on the Initial Trade Date.

Intraday Indicative Value. The Intraday Indicative Value of the notes at any time during an Exchange Business Day will equal (a) the Intraday Long Index Amount minus (b) the Daily Investor Fee; provided that if such calculation results in a value equal to or less than $0, the Intraday Indicative Value will be $0. If the Intraday Indicative Value is equal to or less than $0 at any time on any Exchange Business Day, then both the Intraday Indicative Value and the closing Indicative Note Value on that Exchange Business Day, and on all future Exchange Business Days, will be $0. The Intraday Long Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Intraday Index Performance Factor. The Intraday Index Performance Factor will equal (a) the most recently published level of the Index divided by (b) the Index Closing Level on the immediately preceding Index Business Day.

The Intraday Indicative Value is not the same as, and may differ from, the amount payable upon an early redemption, call or at maturity and the trading price of the notes in the secondary market. Because the Intraday Indicative Value uses an intraday Index level for its calculation, a variation in the intraday level of the Index from the previous Index Business Day’s Index Closing Level may cause a significant variation between the closing Indicative Note Value and the Intraday Indicative Value on any date of determination. The Intraday Indicative Value may vary significantly from the previous or next Index Business Day’s closing Indicative Note Value or the price of the notes purchased intraday. The Intraday Indicative Value for the notes is published every 15 seconds to the Consolidated Tape and ICE Data Global Index Feed, and will be available on Bloomberg under the ticker symbol indicated herein.

Trading Price. The market value of the notes at any given time, which we refer to as the trading price, is the price at which you may be able to buy or sell your notes in the secondary market, if one exists. The trading price may vary significantly from the Intraday Indicative Value, because the market value reflects investor supply and demand for the notes.

PS-4

Redemption Amount. The Redemption Amount is the price per note that we will pay you to redeem the notes upon your request. The Redemption Amount is calculated according to the formula set forth above. The Redemption Amount may vary significantly from the Intraday Indicative Value and the trading price of the notes.

Because the Redemption Amount is based on the Index Closing Level at the end of the Index Business Day after a notice of redemption is received, you will not know the Redemption Amount you will receive at the time you elect to request that we redeem your notes.

Ticker Symbols

Trading price:	FNGS
Intraday indicative value:	FNGSIV
Intraday Index value:	NYFANGT<Index>

PS-5

Selected Risk Considerations

An investment in the notes involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” below.

•	You may lose some or all of your principal — The notes do not guarantee any return on your initial investment. The notes are exposed to the risk of any decrease in the level of the Index. Because the Daily Investor Fee reduces your final payment, the level of the Index, measured as a component of the closing Indicative Note Value during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, will need to increase by an amount at least equal to the percentage of the Principal Amount represented by the Daily Investor Fee and any Redemption Fee Amount in order for you to receive an aggregate amount at maturity, upon a call or redemption, or if you sell your notes, that is equal to at least the Principal Amount. If the increase in the level of the Index during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, is insufficient to offset the cumulative negative effect of the Daily Investor Fee and any Redemption Fee Amount, you will lose some or all of your investment at maturity or call, or upon early redemption. This loss may occur even if the Index Closing Levels during the Final Measurement Period or Call Measurement Period, on a Redemption Measurement Date, or when you elect to sell your notes, are greater than the Initial Index Level.

•	Potential total loss of value — If the closing Indicative Note Value of the notes is equal to or less than $0 on any Exchange Business Day, then the Indicative Note Value on all future Exchange Business Days will be $0. If the Intraday Indicative Value of the notes is equal to or less than $0 at any time on any Index Business Day, then both the Intraday Indicative Value of the notes and the closing Indicative Note Value on that Exchange Business Day, and on all future Exchange Business Days, will be $0. If the Indicative Note Value is $0, the Cash Settlement Amount will be $0.

•	Market risk — The return on the notes, which may be positive or negative, is linked to the performance of the Index, as measured by the Index Performance Factor, and which, in turn, is affected by a variety of market and economic factors affecting the Index constituents, such as interest rates in the markets and economic, financial, political, regulatory, judicial or other events that affect the markets generally.

•	Credit of issuer — The notes are senior unsecured debt obligations of the issuer, Bank of Montreal, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any payment at maturity, call or upon early redemption, depends on the ability of Bank of Montreal to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Bank of Montreal will affect the market value, if any, of the notes prior to maturity, call or early redemption. In addition, in the event Bank of Montreal was to default on its obligations, you may not receive any amounts owed to you under the terms of the notes.

•	The Index has a limited actual performance history — The Index was launched on September 26, 2017. Because the Index is of recent origin and limited actual historical performance data exists with respect to it, your investment in the notes may involve a greater risk than investing in securities linked to one or more indices with a more established record of performance.

•	The Index lacks diversification and is concentrated in two sectors, and has a limited number of Index constituents — All of the stocks included in the Index are issued by companies whose primary lines of business are in the technology and consumer discretionary sectors. As a result, the notes will not benefit from the diversification that could result from an investment linked to an index of companies that operate in multiple sectors. Each of the Index constituents represents 10% of the weight of the Index as of each quarterly rebalancing date (based on the current 10 Index constituents). Any reduction in the market price of any of those stocks is likely to have a substantial adverse impact on the Index Closing Level and the value of the notes.

PS-6

•	A trading market for the notes may not develop — Although the notes are listed on the NYSE, a trading market for the notes may not develop. Certain of our affiliates may engage in limited purchase and resale transactions in the notes, although they are not required to and may stop at any time. We are not required to maintain any listing of the notes on the NYSE or any other exchange. In addition, we are not obliged to, and may not, sell the full aggregate principal amount of the notes. We may suspend or cease sales of the notes at any time, at our discretion. Therefore, the liquidity of the notes may be limited.

•	The Intraday Indicative Value is not the same as the trading price of the notes in the secondary market —The Intraday Indicative Value of the notes is calculated by ICE Data Indices, LLC and published every 15 seconds on each Exchange Business Day during normal trading hours to the Consolidated Tape and ICE Data Global Index Feed, and will be available on Bloomberg under the ticker symbol FNGSIV so long as no Market Disruption Event has occurred or is continuing and will be disseminated over the consolidated tape, or other major market vendor. The Intraday Indicative Value calculation uses, for the Intraday Index Performance Factor, the intraday Index level as of the time of calculation, which could adversely affect the value of the notes. See “Intraday Value of the Index and the Notes — Intraday Indicative Note Values.” The trading price of the notes at any time is the price at which you may be able to sell your notes in the secondary market at that time, if one exists. The trading price of the notes at any time may vary significantly from the Intraday Indicative Value of the notes at that time.

•	Paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event one sells the notes at a time when such premium is no longer present in the market place or the notes are called — Paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event one sells the notes at a time when that premium is no longer present in the market place or if the notes are called, in which case investors will receive a cash payment in an amount based on the arithmetic mean of the closing Indicative Note Value of the notes on each Index Business Day during the Call Measurement Period. We may, without providing you notice or obtaining your consent, create and issue notes in addition to those offered by this pricing supplement having the same terms and conditions as the notes. However, we are under no obligation to sell additional notes at any time, and we may suspend issuance of new notes at any time and for any reason without providing you notice or obtaining your consent. If we limit, restrict or stop sales of additional notes, or if we subsequently resume sales of such additional notes, the price and liquidity of the notes could be materially and adversely affected, including an increase or decline in the premium purchase price of the notes over the Intraday Indicative Value. Before trading in the secondary market, you should compare the Intraday Indicative Value with the then-prevailing trading price of the notes.

•	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as an agent of the issuer for the offering of the notes, making certain calculations and determinations that may affect the value of the notes and hedging our obligations under the notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you. Our affiliates will, among other things, calculate the arithmetic mean of the closing Indicative Note Values and the Redemption Fee Amount, where applicable, make determinations with respect to Market Disruption Events, splits and reverse splits of the notes and the replacement of the Index with a successor index. Any exercise by us of our Call Right could present a conflict between your interest in the notes and our interests in determining whether to call the notes. We have no obligation to ensure that investors will not lose all or a portion of their investment in the notes upon a call. In performing these activities, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes.

•	Call right — We may elect to redeem all of the outstanding notes on any Index Business Day after the Initial Trade Date, as described above and in the product supplement under “Additional Terms of the Notes — Call Right.” If we exercise our Call Right, the Call Settlement Amount may be less than the principal amount of your notes.

•	Minimum redemption amount — You must elect to redeem at least 25,000 notes for us to repurchase your notes, unless we determine otherwise or your broker or other financial intermediary bundles your notes for redemption with those of other investors to reach this minimum requirement, and there can be no assurance that they can or will do so. Therefore, the liquidity of the notes may be limited.

PS-7

•	Your redemption election is irrevocable — You will not be able to rescind your election to redeem your notes after your redemption notice is received by us. Accordingly, you will be exposed to market risk if the level of the Index decreases after we receive your offer and the Redemption Amount is determined on the Redemption Measurement Date. You will not know the Redemption Amount at the time that you submit your irrevocable redemption notice.

•	Owning the notes is not the same as owning any of the Index constituents — The return on the notes may not reflect the return you would realize if you actually owned any of the Index constituents.

•	Uncertain tax treatment — Significant aspects of the tax treatment of the notes are uncertain. You should consult your own tax advisor about your own tax situation.

PS-8

The notes may be a suitable investment for you if:

•     You seek an investment with a return linked to the performance of the Index, in which case you are willing to accept the risk of fluctuations in the technology and consumer discretionary sectors.

•     You believe the level of the Index will increase during the term of the notes by an amount sufficient to offset the Daily Investor Fee and any Redemption Fee Amount.

•     You are willing to accept the risk that you may lose some or all of your investment.

•     You are willing to hold securities that may be redeemed early by us, under our call right.

•     You are willing to forgo dividends or other distributions paid to holders of the Index constituents, except as reflected in the level of the Index.

•     You understand that the trading price of the notes at any time may vary significantly from the Intraday Indicative Value of the notes at such time and that paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event you sell the notes at a time when that premium is no longer present in the market place or the notes are called.

•     You are willing to actively and frequently monitor your investment in the notes.

•     You are willing to accept the risk that the price at which you are able to sell the notes may be significantly less than the amount you invested.

•     You do not seek a pre-determined amount of current income from your investment.

•     You are not seeking an investment for which there will be an active secondary market.

•     You are comfortable with the creditworthiness of Bank of Montreal, as issuer of the notes.

The notes may not be a suitable investment for you if:

•     You believe that the level of the Index will decrease during the term of the notes or the level of the Index will not increase by an amount sufficient to offset the Daily Investor Fee and any Redemption Fee Amount.

•     You are not willing to accept the risk that you may lose some or all of your investment.

•     You are not willing to hold securities that may be redeemed early by us, under our call right.

•     You do not seek an investment with a return linked to the performance of the Index, in which case you are not willing to accept the risk of fluctuations in the technology and consumer discretionary sectors.

•     You do not understand that the trading price of the notes at any time may vary significantly from the Intraday Indicative Value of the notes at such time and that paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event you sell the notes at a time when that premium is no longer present in the market place or the notes are called.

•     You are not willing to forgo dividends or other distributions paid to holders of the Index constituents, except as reflected in the level of the Index.

•     You are not willing to actively and frequently monitor your investment in the notes.

•     You are not willing to accept the risk that the price at which you are able to sell the notes may be significantly less than the amount you invested.

•     You prefer the lower risk and therefore accept the potentially lower returns of fixed-income investments with comparable maturities and credit ratings.

•     You seek an investment for which there will be an active secondary market.

•     You are not comfortable with the creditworthiness of Bank of Montreal as issuer of the notes.

PS-9

RISK FACTORS

Your investment in the notes will involve certain risks. The notes are not secured debt and do not guarantee any return of principal at, or prior to, maturity, call or upon early redemption. As described in more detail below, the trading price of the notes may vary considerably before the maturity date. Investing in the notes is not equivalent to investing directly in the Index constituents or any securities of the constituent issuers. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. In addition to the risk factors beginning on page PS-6 of the product supplement, page S-1 of the prospectus supplement and page 8 of the prospectus, you should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

Risks Relating to the Notes Generally

The notes do not guarantee the return of your investment.

The notes may not return any of your investment. The amount payable at maturity, call or upon early redemption, will reflect the performance of the Index minus the Daily Investor Fee and, in the case of an early redemption, the Redemption Fee Amount. These amounts will be determined as described in this pricing supplement. Because the Daily Investor Fee and any Redemption Fee Amount reduce your final payment, the Index Closing Levels, measured as a component of the closing Indicative Note Value during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, will need to have increased over the term of the notes by an amount sufficient to offset the decrease in the principal amount represented by the Daily Investor Fee and any Redemption Fee Amount in order for you to receive an aggregate amount at maturity, upon a call or redemption, or if you sell your notes, that is equal to at least the principal amount of your notes. If the increase in the Index Closing Levels, as measured during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, is insufficient to offset the cumulative negative effect of the Daily Investor Fee and the Redemption Fee Amount, if applicable, you will lose some or all of your investment at maturity, call or upon early redemption. This loss may occur even if the Index Closing Levels during the Final Measurement Period or Call Measurement Period, on a Redemption Measurement Date, or when you elect to sell your notes, are greater than the Initial Index Level.

If the Intraday Indicative Value of the notes is equal to or less than $0 at any time during an Exchange Business Day, or the closing Indicative Note Value is equal to or less than $0, you will lose all of your investment in the notes.

If the closing Indicative Note Value or the Intraday Indicative Value of the notes is equal to or less than $0, then the notes will be permanently worth $0 (a total loss of value) and you will lose all of your investment in the notes and the Cash Settlement Amount will be $0. We would be likely to call the notes under these circumstances, and you will not receive any payments on the notes.

Even if the Index Closing Levels during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, are greater than the Initial Index Level, you may receive less than the principal amount of your notes due to the Daily Investor Fee and the Redemption Fee Amount, if applicable.

The amount of the Daily Investor Fee and any Redemption Fee Amount, will reduce the payment, if any, you will receive at maturity, call or upon early redemption, or if you sell your notes. If you elect to require us to redeem your notes prior to maturity, you will be charged a Redemption Fee Amount equal to 0.125% of the Indicative Note Value. If the Index Closing Levels, measured as a component of the closing Indicative Note Value during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, have increased insufficiently to offset the cumulative negative effect of the Daily Investor Fee and any Redemption Fee Amount, you will receive less than the principal amount of your investment at maturity, call or upon early redemption of your notes.

PS-10

The notes are subject to our credit risk.

The notes are subject to our credit risk, and our credit ratings and credit spreads may adversely affect the market value of the notes. The notes are senior unsecured debt obligations of the issuer, Bank of Montreal, and are not, either directly or indirectly, an obligation of any third party. Investors are dependent on our ability to pay all amounts due on the notes at maturity, call or upon early redemption or on any other relevant payment dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the notes. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the notes. However, because the return on the notes is dependent upon certain factors in addition to our ability to pay our obligations on the notes, an improvement in our credit ratings will not reduce the other investment risks related to the notes. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the notes.

The notes are subject to our Call Right, which does not allow for participation in any future performance of the Index. The exercise of our Call Right may adversely affect the value of, or your ability to sell, your notes. We may call the notes prior to the maturity date.

We have the right to call the notes prior to maturity. You will only be entitled to receive a payment on the Call Settlement Date equal to the Call Settlement Amount. The Call Settlement Amount may be less than the stated principal amount of your notes. You will not be entitled to any further payments after the Call Settlement Date, even if the Index level increases substantially after the Call Measurement Period. In addition, the issuance of a notice of our election to exercise our call right may adversely impact your ability to sell your notes, and/or the price at which you may be able to sell your notes prior to the Call Settlement Date. We have no obligation to ensure that investors will not lose all or a portion of their investment in the notes if we call the notes; consequently, a potential conflict between our interests and those of the note holders exists with respect to our Call Right.

If we exercise our right to call the notes prior to maturity, your payment on the Call Settlement Date may be less than the Indicative Note Value at the time we gave the notice of our election to call the notes.

As discussed above, we have the right to call the notes on or prior to the Maturity Date. The Call Settlement Amount will be payable on the Call Settlement Date and we will provide notice prior to the Call Settlement Date of our election to exercise our call of the notes. The Call Settlement Amount per note will be based principally on the closing Indicative Note Value on each Index Business Day during the Call Measurement Period. The Call Measurement Period will be a period of five (5) consecutive Index Business Days from, and including, the Call Calculation Date. The Call Calculation Date will be a date specified in our call notice, subject to postponement if such date is not an Index Business Day or in the event of a Market Disruption Event. It is possible that the market prices of the Index constituents, and, as a result, the Index Closing Level and the Indicative Note Value, may vary significantly between when we provide the notice of our intent to call the notes and the Call Calculation Date, including potentially as a result of our trading activities during this period, as described further under “We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities.” As a result, you may receive a Call Settlement Amount that is significantly less than the Indicative Value at the time of the notice of our election to call the notes and may be less than your initial investment in the notes.

The notes do not pay any interest, and you will not have any ownership rights in the Index constituents.

The notes do not pay any interest, and you should not invest in the notes if you are seeking an interest-bearing investment. You will not have any ownership rights in the Index constituents, nor will you have any right to receive dividends or other distributions paid to holders of the Index constituents, except as reflected in the level of the Index. The Cash Settlement Amount, the Call Settlement Amount, or Redemption Amount, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any shares of the Index constituents.

PS-11

The Index Closing Level used to calculate the payment at maturity, call or upon a redemption may be less than the Index Closing Level on the Maturity Date, Call Settlement Date or at other times during the term of the notes.

The Index Closing Level on the Maturity Date, Call Settlement Date or at other times during the term of the notes, including dates near the Final Measurement Period or the Call Measurement Period, as applicable, could be greater than any of the Index Closing Levels during the Final Measurement Period or Call Measurement Period, as applicable. This difference could be particularly large if there is a significant increase in the Index Closing Level after the Final Measurement Period or the Call Measurement Period, as applicable, or if there is a significant decrease in the Index Closing Level around the Final Measurement Period or the Call Measurement Period, as applicable, or if there is significant volatility in the Index Closing Levels during the term of the notes.

There are restrictions on the minimum number of notes you may request that we redeem and the dates on which you may exercise your right to have us redeem your notes.

If you elect to require us to redeem your notes, you must request that we redeem at least 25,000 notes on any Business Day through and including the Final Redemption Date. If you own fewer than 25,000 notes, you will not be able to elect to require us to redeem your notes. Your request that we redeem your notes is only valid if we receive your Redemption Notice by email no later than 2:00 p.m., New York City time, on the applicable Redemption Notice Date and a completed and signed Redemption Confirmation by 5:00 p.m., New York City time, that same day. If we do not receive such notice and confirmation, your redemption request will not be effective and we will not redeem your notes on the corresponding Redemption Date.

The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the notes at a premium or discount to their indicative value. There can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Because of the timing requirements of the Redemption Notice and the Redemption Confirmation, settlement of the redemption will be prolonged when compared to a sale and settlement in the secondary market. Because your request that we redeem your notes is irrevocable, this will subject you to loss if the level of the Index decreases after we receive your request. Furthermore, our obligation to redeem the notes prior to maturity may be postponed upon the occurrence of a Market Disruption Event.

If you want to sell your notes but are unable to meet the minimum redemption requirements, you may sell your notes into the secondary market at any time, subject to the risks described below. A trading market for the notes may not develop. Also, the price you may receive for the notes in the secondary market may differ from, and may be significantly less than, the Redemption Amount.

You will not know the Redemption Amount at the time you elect to request that we redeem your notes.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your notes. Your notice to us to redeem your notes is irrevocable and must be received by us no later than 2:00 p.m., New York City time, on the applicable Redemption Notice Date and a completed and signed confirmation of such redemption must be received by us no later than 5:00 p.m., New York City time, on the same day. The Redemption Measurement Date is the Index Business Day following the applicable Redemption Notice Date. You will not know the Redemption Amount until after the Redemption Measurement Date, and we will pay you the Redemption Amount, if any, on the Redemption Date, which is the third Business Day following the applicable Redemption Measurement Date. As a result, you will be exposed to market risk in the event the level of the Index fluctuates after we confirm the validity of your notice of election to exercise your right to have us redeem your notes, and prior to the relevant Redemption Date.

PS-12

Significant aspects of the tax treatment of the notes are uncertain and certain aspects may make the notes less suitable for certain non-U.S. investors.

The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Moreover, certain investors that are not “United States persons” for U.S. income tax purposes may incur U.S. tax obligations as a result of an investment in the notes.

Please read carefully the section entitled “Supplemental Tax Considerations” in the product supplement and in this pricing supplement. You should consult your tax advisor about your own tax situation.

Risks Relating to Liquidity and the Secondary Market

The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the notes in the secondary market.

The Intraday Indicative Value at any point in time of an Index Business Day will equal (a) the Intraday Long Index Amount minus (b) the Daily Investor Fee; provided that if such calculation results in a value equal to or less than $0, the Intraday Indicative Value will be $0. Because the Intraday Indicative Value uses an intraday Index level for its calculation, a variation in the intraday level of the Index from the previous Index Business Day’s Index Closing Level may cause a significant variation between the closing Indicative Note Value and the Intraday Indicative Value on any date of determination. The Intraday Indicative Value may vary significantly from the previous or next Index Business Day’s closing Indicative Note Value or the price of the notes purchased intraday.

The trading price of the notes at any time is the price at which you may be able to sell your notes in the secondary market at such time, if one exists. The trading price of the notes at any time may vary significantly from the Intraday Indicative Value of the notes at such time due to, among other things, imbalances of supply and demand, lack of liquidity, transaction costs, credit considerations and bid-offer spreads, and any corresponding premium in the trading price may be reduced or eliminated at any time. Paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event the investor sells such notes at a time when that premium is no longer present in the market place or the notes are called, in which case investors will receive a cash payment based on the closing Indicative Note Value of the notes during the Call Measurement Period. See “— There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market” below. We may, without providing you notice or obtaining your consent, create and issue notes in addition to those offered by this pricing supplement having the same terms and conditions as the notes. However, we are under no obligation to sell additional notes at any time, and we may suspend issuance of new notes at any time and for any reason without providing you notice or obtaining your consent. If we limit, restrict or stop sales of additional notes, or if we subsequently resume sales of such additional notes, the price and liquidity of the notes could be materially and adversely affected, including an increase or decline in the premium purchase price of the notes over the Intraday Indicative Value of the notes. Before trading in the secondary market, you should compare the Intraday Indicative Value with the then-prevailing trading price of the notes.

Publication of the Intraday Indicative Value may be delayed, particularly if the publication of the intraday Index value is delayed. See “Intraday Value of the Index and the Notes—Intraday Indicative Note Values.”

PS-13

There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market.

The notes have been listed on the NYSE under the ticker symbol “FNGS.” No assurance can be given as to the continued listing of the notes for their term or of the liquidity or trading market for the notes. There can be no assurance that a secondary market for the notes will be maintained. We are not required to maintain any listing of the notes on any securities exchange.

If the notes are delisted, they will no longer trade on a national securities exchange. Trading in delisted notes, if any, would be on an over-the-counter basis. If the notes are removed from their primary source of liquidity, it is possible that holders may not be able to trade their notes at all. We cannot predict with certainty what effect, if any, a delisting would have on the trading price of the notes, however, the notes may trade at a significant discount to their indicative value. If a holder had paid a premium over the Intraday Indicative Value of the notes and wanted to sell the notes at a time when that premium has declined or is no longer present, the investor may suffer significant losses and may be unable to sell the notes in the secondary market.

The liquidity of the market for the notes may vary materially over time, and may be limited if you do not hold at least 25,000 notes.

As stated on the cover of this pricing supplement, we sold a portion of the notes on the Initial Trade Date, and the remainder of the notes may be offered and sold from time to time, through BMOCM, our affiliate, as agent, to investors and dealers acting as principals. Certain affiliates of BMOCM may engage in limited purchase and resale transactions in the notes, and we or BMOCM may purchase notes from holders in amounts and at prices that may be agreed from time to time, although none of us are required to do so. Also, the number of notes outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the notes or due to our or our affiliates’ purchases of notes in the secondary market. Accordingly, the liquidity of the market for the notes could vary materially over the term of the notes. There may not be sufficient liquidity to enable you to sell your notes readily and you may suffer substantial losses and/or sell your notes at prices substantially less than their Intraday Indicative Value or Indicative Note Value, including being unable to sell them at all or only for a minimal price in the secondary market. You may elect to require us to redeem your notes, but such redemption is subject to the restrictive conditions and procedures described in this pricing supplement, including the condition that you must request that we redeem a minimum of 25,000 notes on any Redemption Date.

We may sell additional notes at different prices but we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict such sales, and we may stop selling additional notes at any time.

In our sole discretion, we may decide to issue and sell additional notes from time to time at a price that is higher or lower than the stated principal amount, based on the Indicative Note Value at that time. The price of the notes in any subsequent sale may differ substantially (higher or lower) from the issue price paid in connection with any other issuance of such notes. Additionally, any notes held by us or an affiliate in inventory may be resold at prevailing market prices. However, we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict such sales, and we may stop selling additional notes at any time. If we start selling additional notes, we may stop selling additional notes for any reason, which could materially and adversely affect the price and liquidity of such notes in the secondary market.

Any limitation or suspension on the issuance or sale of the notes by us or BMOCM may materially and adversely affect the price and liquidity of the notes in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the notes to trade at a premium over the indicative value of the notes. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the Indicative Note Value could lead to significant losses if you sell those notes at a time when that premium is no longer present in the marketplace or if the notes are called at our option. If we call the notes prior to maturity, investors will receive a cash payment in an amount equal to the Call Settlement Amount, which will not include any premium. Investors should consult their financial advisors before purchasing or selling the notes, especially if they are trading at a premium.

PS-14

The value of the notes in the secondary market may be influenced by many unpredictable factors.

The market value of your notes may fluctuate between the date you purchase them and the relevant date of determination. You may also sustain a significant loss if you sell your notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the notes. We expect that, generally, the Index level on any day will affect the value of the notes more than any other single factor. The value of the notes may be affected by a number of other factors that may either offset or magnify each other.

Risks Relating to Conflicts of Interest and Hedging

Please see the discussion in the product supplement under the caption “Risk Factors—Risks Relating to Conflicts of Interest and Hedging” for important information relating to the different roles that we and our affiliates will play in connection with the offering of the notes, and the variety of conflicts of interest that may arise.

Risks Relating to the Index

The Index has limited actual historical information.

The Index was launched on September 26, 2017. Because the Index is of recent origin and limited actual historical performance data exists with respect to it, your investment in the notes may involve a greater risk than investing in securities linked to an Index with a more established record of performance.

The historical performance of the Index should not be taken as an indication of its future performance. While the trading prices of the Index constituents will determine the Index level, it is impossible to predict whether the Index level will fall or rise. Trading prices of the Index constituents will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, tax, political and other factors that can affect the capital markets generally and the equity trading markets on which the Index constituents are traded, and by various circumstances that can influence the prices of the Index constituents. Due to the small number of Index constituents, the level of the Index may be materially affected by changes in the level of a small number of Index constituents, or even one Index constituent.

ICE Data Indices, LLC, as the Index Calculation Agent, may adjust the Index in a way that may affect its level, and the Index Calculation Agent has no obligation to consider your interests.

ICE Data Indices, LLC, as the Index Calculation Agent, Index Sponsor and Index Administrator, is responsible for calculating and maintaining the Index. The Index Sponsor can add, delete or substitute an Index constituent or make other methodological changes that could change the Index level. The Index Sponsor will determine, for example, which companies have an appropriate business for inclusion in the Index. Changes to the Index constituents may affect the Index, as a newly added equity security may perform significantly better or worse than the Index constituent or constituents it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. As the Index Calculation Agent, Index Sponsor and Index Administrator, ICE Data Indices, LLC has no obligation to consider your interests in calculating or revising the Index, and you will not have any rights against ICE Data Indices, LLC if it takes any such action. See “The Index.”

As discussed above, the Index was launched recently. The Index Sponsor has indicated that it expects to monitor the composition of the Index over time, including through discussions and consultations with market participants, in order to determine whether any changes to the Index or its components are necessary or appropriate. Because the Index currently has only 10 components, any additions to or deletions from the Index could have a significant impact on future levels of the Index.

PS-15

We and our affiliates have no affiliation with ICE Data Indices, LLC and are not responsible for any of their public disclosure of information.

We and our affiliates are not affiliated with ICE Data Indices, LLC, as the Index Calculation Agent, Index Sponsor and Index Administrator (except for licensing arrangements discussed under “The Index — License Agreement”) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the notes and the payment at maturity, call or upon early redemption. The Calculation Agent may designate a successor index in its sole discretion. If the Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity, call or upon early redemption will be determined by the Calculation Agent in its sole discretion. See “Specific Terms of the Notes — Market Disruption Events” and “— Calculation Agent.”

ICE Data Indices, LLC, as the Index Calculation Agent, Index Sponsor and Index Administrator is not involved in the offering of the notes in any way and it does not have any obligation of any sort with respect to your notes. We are not affiliated with ICE Data Indices, LLC, as the Index Calculation Agent, Index Sponsor and Index Administrator and it does not have any obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of the notes.

We have derived the information about ICE Data Indices, LLC and the Index from publicly available information, without independent verification. Neither we nor any of our affiliates have undertaken any independent review of the publicly available information about ICE Data Indices, LLC, as the Index Calculation Agent, Index Sponsor and Index Administrator or the Index contained in this pricing supplement. You, as an investor in the notes, should make your own independent investigation into ICE Data Indices, LLC, as the Index Calculation Agent, Index Sponsor and Index Administrator and the Index.

The Index Calculation Agent may, in its sole discretion, discontinue the public disclosure of the intraday Index value and the end-of-day closing value of the Index.

The Index Calculation Agent is under no obligation to continue to calculate the intraday Index value and end-of-day official closing value of the Index, or to calculate similar values for any successor index. If the Index Calculation Agent discontinues such public disclosure, we may not be able to provide the Intraday Indicative Values related to the Index or the Intraday Indicative Value of the notes.

The Index lacks diversification and is vulnerable to fluctuations in the technology and consumer discretionary industries.

All of the stocks included in the Index are issued by companies whose primary lines of business are in the technology and consumer discretionary industries. As a result, the stocks that will determine the performance of the Index and hence, the value of the notes, are concentrated in two industries and vulnerable to events affecting those industries. Although an investment in the notes will not give holders any ownership or other direct interests in the Index constituents, the return on an investment in the notes will be subject to certain risks, including those described below, associated with a direct equity investment in companies in the technology and consumer discretionary industries. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors. The Index is also subject to the risk that large-capitalization stocks may underperform other segments of the equity market or the equity market as a whole. Larger, more established companies may be unable to respond quickly to new competitive challenges such as changes in technology and may not be able to attain the high growth rate of smaller companies, especially during extended periods of economic expansion.

PS-16

The Index currently includes constituents in the following categories:

•	Information Technology Sector Risk. The information technology sector includes companies engaged in Internet software and services, technology hardware and storage peripherals, electronic equipment instruments and components, and semiconductors and semiconductor equipment. Information technology companies face intense competition, both domestically and internationally, which may have an adverse effect on profit margins. Information technology companies may have limited product lines, markets, financial resources or personnel. The products of information technology companies may face rapid product obsolescence due to technological developments and frequent new product introduction, unpredictable changes in growth rates and competition for the services of qualified personnel. Failure to introduce new products, develop and maintain a loyal customer base, or achieve general market acceptance for their products could have a material adverse effect on a company’s business. Companies in the information technology sector are heavily dependent on intellectual property and the loss of patent, copyright and trademark protections may adversely affect the profitability of these companies.

•	Internet Company Risk. Many Internet-related companies have incurred large losses since their inception and may continue to incur large losses in the hope of capturing market share and generating future revenues. Accordingly, many such companies expect to incur significant operating losses for the foreseeable future, and may never be profitable. The markets in which many Internet companies compete face rapidly evolving industry standards, frequent new service and product announcements, introductions and enhancements, and changing customer demands. The failure of an Internet company to adapt to such changes could have a material adverse effect on the company’s business. Additionally, the widespread adoption of new Internet, networking, telecommunications technologies, or other technological changes, could require substantial expenditures by an Internet company to modify or adapt its services or infrastructure, which could have a material adverse effect on an Internet company’s business.

•	Semiconductor Company Risk. Competitive pressures may have a significant effect on the financial condition of semiconductor companies and, as product cycles shorten and manufacturing capacity increases, these companies may become increasingly subject to aggressive pricing, which hampers profitability. Reduced demand for end-user products, under-utilization of manufacturing capacity, and other factors could adversely impact the operating results of companies in the semiconductor sector. Semiconductor companies typically face high capital costs and may be heavily dependent on intellectual property rights. The semiconductor sector is highly cyclical, which may cause the operating results of many semiconductor companies to vary significantly. The stock prices of companies in the semiconductor sector have been and likely will continue to be extremely volatile.

•	Software Industry Risk. The software industry can be significantly affected by intense competition, aggressive pricing, technological innovations, and product obsolescence. Companies in the software industry are subject to significant competitive pressures, such as aggressive pricing, new market entrants, competition for market share, short product cycles due to an accelerated rate of technological developments and the potential for limited earnings and/or falling profit margins. These companies also face the risks that new services, equipment or technologies will not be accepted by consumers and businesses or will become rapidly obsolete. These factors can affect the profitability of these companies and, as a result, the value of their securities. Also, patent protection is integral to the success of many companies in this industry, and profitability can be affected materially by, among other things, the cost of obtaining (or failing to obtain) patent approvals, the cost of litigating patent infringement and the loss of patent protection for products (which significantly increases pricing pressures and can materially reduce profitability with respect to such products). In addition, many software companies have limited operating histories. Prices of these companies’ securities historically have been more volatile than other securities, especially over the short term.

•	Internet Information Provider Company Risk. Internet information provider companies provide Internet navigation services and reference guide information and publish, provide or present proprietary advertising and/or third party content. These companies often derive a large portion of their revenues from advertising, and a reduction in spending by or loss of advertisers could seriously harm their business. This business is rapidly evolving and intensely competitive, and is subject to changing technologies, shifting user needs, and frequent introductions of new products and services. The research and development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and investment, as well as the accurate anticipation of technology, market trends and consumer needs. The number of people who access the Internet is increasing dramatically and a failure to attract and retain a substantial number of these users to a company’s products and services or to develop products and technologies that are more compatible with alternative devices, could adversely affect operating results. Concerns regarding a company’s products, services or processes that may compromise the privacy of users or other privacy related matters, even if unfounded, could damage a company’s reputation and adversely affect operating results.

PS-17

•	Catalog and Mail Order House Company Risk. Catalog and mail order house companies may be exposed to significant inventory risks that may adversely affect operating results due to, among other factors: seasonality, new product launches, rapid changes in product cycles and pricing, defective merchandise, changes in consumer demand and consumer spending patterns, or changes in consumer tastes with respect to products. Demand for products can change significantly between the time inventory or components are ordered and the date of sale. The acquisition of certain types of inventory or components may require significant lead-time and prepayment and they may not be returnable. Failure to adequately predict customer demand or otherwise optimize and operate distribution centers could result in excess or insufficient inventory or distribution capacity, result in increased costs, impairment charges, or both. The business of catalog and mail order house companies can be highly seasonal and failure to stock or restock popular products in sufficient amounts during high demand periods could significantly affect revenue and future growth. Increased website traffic during peak periods could cause system interruptions which may reduce the volume of goods sold and the attractiveness of a company’s products and services.

A limited number of Index constituents may affect the Index Closing Level, and the Index is not necessarily representative of its focus industry.

Each of the Index constituents represents 10% of the weight of the Index as of each quarterly rebalancing date (based on the 10 Index constituents as of the date of this pricing supplement). Any reduction in the market price of any of those stocks is likely to have a substantial adverse impact on the Index Closing Level and the value of the notes. Significant changes to any of these stocks or their issuers, including a merger or similar transaction, will have a more material impact on the level of the Index as compared to a more diversified index. Due to the small number of Index constituents, those Index constituents and the Index itself may not necessarily follow the price movements of the entire technology and consumer discretionary industries. If the Index constituents decline in value, the Index will also decline in value, even if common stock prices of other companies in the technology and consumer discretionary industries generally increase in value.

An Index constituent may be replaced upon the occurrence of certain adverse events.

An exchange may delist an Index constituent. Procedures have been established by the Index Sponsor to address such an event. Because there are only 10 Index constituents as of the date of this pricing supplement, there can be no assurance that the replacement or delisting of the Index constituents, or any other force majeure event, will not have an adverse or distortive effect on the Index level or the manner in which it is calculated and, therefore, may have any adverse impact on the value of the notes. An Index constituent may also be removed from the Index, as described under “The Index.”

The Index uses a proprietary selection methodology, which may not select the constituent issuers in the same manner as would other index providers or market participants.

Using a proprietary methodology discussed below, the Index seeks to identify constituent issuers that exhibit characteristics of high-growth technology and Internet/media stocks. When selecting future constituent issuers, the Index Sponsor will focus on distinguishing between traditional technology and service companies and newer, innovative, technology-utilizing companies. There can be no assurances that the proprietary methodology used to identify constituent issuers eligible for inclusion in the Index will be successful. The Index Sponsor’s methodology, to some extent, involves subjective judgments, and there can be no assurance that any or all constituent issuers included in the Index would be selected by other market participants using a similar selection process. See “The Index—Index Constituent Selection.”

PS-18

We are not currently affiliated with any of the constituent issuers.

We are not currently affiliated with any of the constituent issuers. As a result, we have no ability, nor expect to have the ability in the future, to control the actions of such constituent issuers, including actions that could affect the value of the Index constituents or the value of your notes, and we are not responsible for any disclosure made by any other company. None of the money you pay us will go to any of the constituent issuers represented in the Index and none of the constituent issuers will be involved in the offering of the notes in any way. The constituent issuers will not have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

In the event we become affiliated with any of the constituent issuers, we will have no obligation to consider your interests as a holder of the notes in taking any action with respect to such constituent issuer that might affect the value of your notes.

PS-19

HYPOTHETICAL EXAMPLES

Hypothetical Payment at Maturity

The following examples and tables illustrate the amounts payable on the notes at maturity in hypothetical circumstances. They are intended to highlight how the return on the notes is affected by the daily performance of the Index and fees.

We have included an example in which the Index level increases at a constant rate of 7.52% per year through maturity (Example 1), as well as an example in which the Index level decreases at a constant rate of 2.57% per year through maturity (Example 2). In addition, Example 3 shows the Index level increasing by 6% per year for the first 10 years and then decreasing by 5% per year for the next 10 years; in contrast, Example 4 shows the reverse scenario of the Index level decreasing by 6% per year for the first 10 years, and then increasing by 5% per year for the next 10 years. For ease of analysis and presentation, the following examples assume that the term of the notes is 20 years. These examples highlight the impact of the Daily Investor Fee on the payment at maturity or call, or upon early redemption, under different circumstances. Because the Daily Investor Fee takes into account the performance of the Index, the absolute level of the Daily Investor Fee is dependent on the path taken by the Index level to arrive at its ending level. The figures in these examples have been rounded for convenience. The Cash Settlement Amount figures for year 20 are as of the hypothetical Calculation Date, and given the indicated assumptions, a holder will receive a payment at maturity or call, or upon early redemption, in the indicated amount, according to the formula indicated above.

Many other factors will affect the value of the notes, and these figures are provided for illustration only. These hypothetical examples and tables should not be taken as an indication or a prediction of future Index performance or investment results and are intended to illustrate a few of the possible returns on the notes. Because the Indicative Note Value takes into account the net effect of the Daily Investor Fee, which is a fixed percentage of the value of the note, and the performance of the Index, the Indicative Note Value is dependent on the path taken by the Index level to arrive at its ending level. The figures in these examples and table have been rounded for convenience. Any payment on the notes that you may receive is subject to our credit risk.

PS-20

Example 1: Index increases at a constant rate of 7.52% per year through maturity.

Assumptions
Fee Rate	0.58% per annum
Days per Year	360
Principal Amount	$50.00
Initial Index Level	3,000.00
Annual Index Return	7.52%
Cumulative Index Return	326.37%

Year	Index Level	Index Total Return Percentage	Index Performance Factor	Yearly Investor Fee	Cumulative Investor Fee	Indicative Note Value
A	B	C	D	E	F	G
		B/Initial Index Level	(Index Levelt / Index Levelt-1)	Indicative Valuet-1 * Fee Rate (%)	Total of Column E

0	3,000.000	100.00%	1.0000	$0.0000	$0.000	$50.00
1	3,225.600	107.52%	1.0752	$0.2900	$0.290	$53.47
2	3,468.165	115.61%	1.0752	$0.3101	$0.600	$57.18
3	3,728.971	124.30%	1.0752	$0.3316	$0.932	$61.15
4	4,009.390	133.65%	1.0752	$0.3547	$1.286	$65.39
5	4,310.896	143.70%	1.0752	$0.3793	$1.666	$69.93
6	4,635.075	154.50%	1.0752	$0.4056	$2.071	$74.78
7	4,983.633	166.12%	1.0752	$0.4337	$2.505	$79.97
8	5,358.402	178.61%	1.0752	$0.4639	$2.969	$85.52
9	5,761.354	192.05%	1.0752	$0.4960	$3.465	$91.46
10	6,194.608	206.49%	1.0752	$0.5305	$3.995	$97.81
11	6,660.442	222.01%	1.0752	$0.5673	$4.563	$104.60
12	7,161.308	238.71%	1.0752	$0.6067	$5.169	$111.85
13	7,699.838	256.66%	1.0752	$0.6488	$5.818	$119.62
14	8,278.866	275.96%	1.0752	$0.6938	$6.512	$127.92
15	8,901.436	296.71%	1.0752	$0.7419	$7.254	$136.80
16	9,570.824	319.03%	1.0752	$0.7934	$8.047	$146.29
17	10,290.550	343.02%	1.0752	$0.8485	$8.896	$156.44
18	11,064.400	368.81%	1.0752	$0.9074	$9.803	$167.30
19	11,896.443	396.55%	1.0752	$0.9703	$10.773	$178.91
20	12,791.055	426.37%	1.0752	$1.0377	$11.811	$191.33

Annualized Index Return:	7.52%
Annualized ETN Total Return:	6.94%

PS-21

Example 2: Index decreases at a constant rate of 2.57% per year through maturity.

Assumptions
Fee Rate	0.58% per annum
Days per Year	360
Principal Amount	$50.00
Initial Index Level	3,000.00
Annual Index Return	-2.57%
Cumulative Index Return	-40.59%

Year	Index Level	Index Total Return Percentage	Index Performance Factor	Yearly Investor Fee	Cumulative Investor Fee	Indicative Note Value
A	B	C	D	E	F	G
		B/Initial Index Level	(Index Levelt / Index Levelt-1)	Indicative Valuet-1 * Fee Rate (%)	Total of Column E

0	3,000.000	100.00%	1.0000	$0.0000	$0.000	$50.00
1	2,922.900	97.43%	0.9743	$0.2900	$0.290	$48.43
2	2,847.781	94.93%	0.9743	$0.2809	$0.571	$46.90
3	2,774.593	92.49%	0.9743	$0.2720	$0.843	$45.42
4	2,703.286	90.11%	0.9743	$0.2634	$1.106	$43.99
5	2,633.812	87.79%	0.9743	$0.2552	$1.361	$42.61
6	2,566.123	85.54%	0.9743	$0.2471	$1.609	$41.26
7	2,500.174	83.34%	0.9743	$0.2393	$1.848	$39.96
8	2,435.919	81.20%	0.9743	$0.2318	$2.080	$38.70
9	2,373.316	79.11%	0.9743	$0.2245	$2.304	$37.49
10	2,312.322	77.08%	0.9743	$0.2174	$2.522	$36.30
11	2,252.895	75.10%	0.9743	$0.2106	$2.732	$35.16
12	2,194.996	73.17%	0.9743	$0.2039	$2.936	$34.05
13	2,138.584	71.29%	0.9743	$0.1975	$3.134	$32.98
14	2,083.623	69.45%	0.9743	$0.1913	$3.325	$31.94
15	2,030.074	67.67%	0.9743	$0.1853	$3.510	$30.94
16	1,977.901	65.93%	0.9743	$0.1794	$3.690	$29.96
17	1,927.069	64.24%	0.9743	$0.1738	$3.863	$29.02
18	1,877.543	62.58%	0.9743	$0.1683	$4.032	$28.10
19	1,829.290	60.98%	0.9743	$0.1630	$4.195	$27.22
20	1,782.277	59.41%	0.9743	$0.1579	$4.353	$26.36

Annualized Index Return:	-2.57%
Annualized ETN Total Return:	-3.15%

PS-22

Example 3: Index increases by 6% per year for the first 10 years, then decreases by 5% per year for the next 10 years.

Assumptions
Fee Rate	0.58% per annum
Days per Year	360
Principal Amount	$50.00
Initial Index Level	3,000.00
Annual Index Return (Net)	0.35%
Annual Index Return (0-10)	6.00%
Annual Index Return (11-20)	-5.00%
Cumulative Index Return	7.22%

Year	Index Level	Index Total Return Percentage	Index Performance Factor	Yearly Investor Fee	Cumulative Investor Fee	Indicative Note Value
A	B	C	D	E	F	G
		B/Initial Index Level	(Index Levelt / Index Levelt-1)	Indicative Valuet-1 * Fee Rate (%)	Total of Column E

0	3,000.000	100.00%	1.0000	$0.0000	$0.000	$50.00
1	3,180.000	106.00%	1.0600	$0.2900	$0.290	$52.71
2	3,370.800	112.36%	1.0600	$0.3057	$0.596	$55.57
3	3,573.048	119.10%	1.0600	$0.3223	$0.918	$58.58
4	3,787.431	126.25%	1.0600	$0.3398	$1.258	$61.75
5	4,014.677	133.82%	1.0600	$0.3582	$1.616	$65.10
6	4,255.557	141.85%	1.0600	$0.3776	$1.994	$68.63
7	4,510.891	150.36%	1.0600	$0.3980	$2.392	$72.35
8	4,781.544	159.38%	1.0600	$0.4196	$2.811	$76.27
9	5,068.437	168.95%	1.0600	$0.4424	$3.254	$80.40
10	5,372.543	179.08%	1.0600	$0.4663	$3.720	$84.76
11	5,103.916	170.13%	0.9500	$0.4916	$4.212	$80.03
12	4,848.720	161.62%	0.9500	$0.4642	$4.676	$75.57
13	4,606.284	153.54%	0.9500	$0.4383	$5.114	$71.35
14	4,375.970	145.87%	0.9500	$0.4138	$5.528	$67.37
15	4,157.171	138.57%	0.9500	$0.3907	$5.919	$63.61
16	3,949.313	131.64%	0.9500	$0.3689	$6.287	$60.06
17	3,751.847	125.06%	0.9500	$0.3483	$6.636	$56.71
18	3,564.255	118.81%	0.9500	$0.3289	$6.965	$53.54
19	3,386.042	112.87%	0.9500	$0.3106	$7.275	$50.56
20	3,216.740	107.22%	0.9500	$0.2932	$7.569	$47.74

Annualized Index Return:	0.35%
Annualized ETN Total Return:	-0.23%

PS-23

Example 4: Index decreases by 6% per year for the first 10 years, then increases by 5% per year for the next 10 years.

Assumptions
Fee Rate	0.58% per annum
Days per Year	360
Principal Amount	$50.00
Initial Index Level	3,000.00
Annual Index Return (Net)	-0.65%
Annual Index Return (0-10)	-6.00%
Annual Index Return (11-20)	5.00%
Cumulative Index Return	-12.27%

Year	Index Level	Index Total Return Percentage	Index Performance Factor	Yearly Investor Fee	Cumulative Investor Fee	Indicative Note Value
A	B	C	D	E	F	G
		B/Initial Index Level	(Index Levelt / Index Levelt-1)	Indicative Valuet-1 * Fee Rate (%)	Total of Column E

0	3,000.000	100.00%	1.0000	$0.0000	$0.000	$50.00
1	2,820.000	94.00%	0.9400	$0.2900	$0.290	$46.71
2	2,650.800	88.36%	0.9400	$0.2709	$0.561	$43.64
3	2,491.752	83.06%	0.9400	$0.2531	$0.814	$40.77
4	2,342.247	78.07%	0.9400	$0.2364	$1.050	$38.08
5	2,201.712	73.39%	0.9400	$0.2209	$1.271	$35.58
6	2,069.609	68.99%	0.9400	$0.2063	$1.478	$33.24
7	1,945.433	64.85%	0.9400	$0.1928	$1.670	$31.05
8	1,828.707	60.96%	0.9400	$0.1801	$1.851	$29.01
9	1,718.984	57.30%	0.9400	$0.1682	$2.019	$27.10
10	1,615.845	53.86%	0.9400	$0.1572	$2.176	$25.31
11	1,696.638	56.55%	1.0500	$0.1468	$2.323	$26.43
12	1,781.469	59.38%	1.0500	$0.1533	$2.476	$27.60
13	1,870.543	62.35%	1.0500	$0.1601	$2.636	$28.82
14	1,964.070	65.47%	1.0500	$0.1672	$2.803	$30.10
15	2,062.274	68.74%	1.0500	$0.1746	$2.978	$31.43
16	2,165.387	72.18%	1.0500	$0.1823	$3.160	$32.81
17	2,273.657	75.79%	1.0500	$0.1903	$3.350	$34.27
18	2,387.339	79.58%	1.0500	$0.1987	$3.549	$35.78
19	2,506.706	83.56%	1.0500	$0.2075	$3.757	$37.36
20	2,632.042	87.73%	1.0500	$0.2167	$3.973	$39.01

Annualized Index Return:	-0.65%
Annualized ETN Total Return:	-1.23%

PS-24

Hypothetical Examples

We cannot predict the actual Index level on any Index Business Day or the market value of the notes, nor can we predict the relationship between the Index level and the market value of your notes at any time prior to the Maturity Date. The actual amount that a holder of the notes will receive at maturity or call, or upon early redemption, as the case may be, and the rate of return on the notes will depend on the actual Index Closing Levels during the term of the notes and during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, the Daily Investor Fee and any Redemption Fee Amount. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the Maturity Date, Call Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples are not indicative of the future performance of the Index on any Index Business Day, the Index Closing Levels during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, or what the value of your notes may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the notes. The information shown above is for illustrative purposes only and does not represent the actual future performance of the notes.

PS-25

INTRADAY VALUE OF THE INDEX AND THE NOTES

Intraday Index Values

Each Index Business Day, the Index Calculation Agent will calculate and publish the intraday Index value every second during normal trading hours to the ICE Data Global Index Feed. The intraday Index value will also be available on Bloomberg under the ticker symbol “NYFANGT<INDEX>.”

ICE Data Indices, LLC, the Index Calculation Agent, is not affiliated with Bank of Montreal and does not approve, endorse, review or recommend the Index or the notes. The information used in the calculation of the intraday Index value will be derived from sources the Index Calculation Agent deems reliable, but the Index Calculation Agent and its affiliates do not guarantee the correctness or completeness of the intraday Index value or other information furnished in connection with the notes or the calculation of the Index. The Index Calculation Agent makes no warranty, express or implied, as to results to be obtained by Bank of Montreal, holders of the notes, or any other person or entity from the use of the intraday Index value or any data included therein. The Index Calculation Agent makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday Index value or any data included therein. The Index Calculation Agent, its employees, subcontractors, agents, suppliers and vendors will have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of the Index Calculation Agent, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the intraday Index value or the notes, and will not be liable for any lost profits, losses, punitive, incidental or consequential damages. The Index Calculation Agent shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the intraday Index value from whatever cause. The Index Calculation Agent is not responsible for the selection of or use of the Index or the notes, the accuracy and adequacy of the Index or information used by Bank of Montreal and the resultant output thereof.

The intraday calculation of the level of the Index will be provided for reference purposes only. Published calculations of the level of the Index from the Index Calculation Agent may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the Index and therefore the value of the notes in the secondary market. The intraday Index value published every second will be based on the intraday prices of the Index constituents.

Intraday Indicative Note Values

An Intraday Indicative Value, which is our approximation of the value of the notes, is calculated and published by ICE Data Indices, LLC (based in part on information provided by the Index Calculation Agent) or a successor to the Consolidated Tape and ICE Data Global Index Feed, and will be available on Bloomberg under the ticker symbol “FNGSIV” every 15 seconds during normal trading hours. The actual trading price of the notes may vary significantly from their Intraday Indicative Value. In connection with the notes, we use the term “indicative value” to refer to the value at a given time equal to (a) the Intraday Long Index Amount minus (b) the Daily Investor Fee; provided that if such calculation results in a value equal to or less than $0, then both the Intraday Indicative Value and the closing Indicative Note Value will be $0. The Intraday Long Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Intraday Index Performance Factor. The Intraday Index Performance Factor equals (a) the most recently published Index level divided by (b) the Index Closing Level on the preceding Index Business Day.

If the Intraday Indicative Value of the notes is equal to or less than $0 at any time on any Exchange Business Day, then both the Intraday Indicative Value and the closing Indicative Note Value of the notes on that Exchange Business Day, and on all future Exchange Business Days, will be $0 (a total loss of value).

PS-26

The Intraday Indicative Value is meant to approximate the value of the notes at a particular time. There are three elements of the formula: the Intraday Long Index Amount, the Daily Investor Fee and the Intraday Index Performance Factor (using, instead of the Index Closing Level for the date of determination, the intraday Index level at the time of determination), as described immediately above. Because the intraday Index level and the Intraday Long Index Amount are variable, the Intraday Indicative Value translates the change in the Index level from the previous Exchange Business Day, as measured at the time of measurement, into an approximation of the expected value of the notes. The Intraday Indicative Value uses an intraday Index level for its calculation; therefore, a variation in the intraday level of the Index from the previous Exchange Business Day’s Index Closing Level may cause a significant variation between the closing Indicative Note Value and the Intraday Indicative Value on any date of determination. The Intraday Indicative Value may vary significantly from the previous or next Exchange Business Day’s closing Indicative Note Value or the price of the notes purchased intraday. The Intraday Indicative Value may be useful as an approximation of what price an investor in the notes would receive if the notes were to be redeemed or if they matured, each at the time of measurement. The Intraday Indicative Value may be helpful to an investor in the notes when comparing it against the notes’ trading price on the NYSE and the most recently published level of the Index.

The Intraday Indicative Value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer to solicitation for the purpose, sale, or termination of your notes, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. The levels of the Index provided by the Index Calculation Agent will not necessarily reflect the depth and liquidity of the Index constituents. For this reason and others, the actual trading price of the notes may be different from their indicative value. For additional information, please see “Risk Factors — The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the notes in the secondary market” in this pricing supplement.

The calculation of the Intraday Indicative Value will not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice.

The publication of the Intraday Indicative Value of the notes by ICE Data Indices, LLC may occasionally be subject to delay or postponement. If the intraday Index value is delayed, then the Intraday Indicative Value of the notes will also be delayed. The actual trading price of the notes may be different from their Intraday Indicative Value. The Intraday Indicative Value of the notes is published at least every 15 seconds from 9:30 a.m. to 6:00 p.m., New York City time, will be based on the intraday values of the Index, and may not be equal to the payment at maturity, call or redemption.

The indicative value calculations will have been prepared as of a particular date and time and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

If you want to sell your notes but are unable to meet the minimum redemption requirements, you may sell your notes into the secondary market at any time, subject to the risks described under “Risk Factors — Risks Relating to Liquidity and the Secondary Market — There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market” and “— The value of the notes in the secondary market may be influenced by many unpredictable factors.” Also, the price you may receive for the notes in the secondary market may differ from, and may be significantly less than, the Redemption Amount.

None of NYSE, ICE Data Indices, LLC, or their respective affiliates are affiliated with Bank of Montreal or BMOCM and do not approve, endorse, review or recommend Bank of Montreal, BMOCM or the notes.

The Intraday Indicative Values of the notes calculated by ICE Data Indices, LLC are derived from sources deemed reliable, but ICE Data Indices, LLC, its affiliates and its and their respective suppliers do not guarantee the correctness or completeness of the notes, their values or other information furnished in connection with the notes. ICE Data Indices, LLC and its affiliates make no warranty, express or implied, as to results to be obtained by BMOCM, Bank of Montreal, the holders of the notes, or any other person or entity from the use of the notes, or any date or values included therein or in connection therewith. ICE Data Indices, LLC and its affiliates make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose with respect to the notes, or any data or values included therein or in connection therewith.

PS-27

THE INDEX

We have derived all information contained in this pricing supplement regarding the Index, including, without limitation, its make-up, performance, method of calculation and changes in its constituents, from publicly available sources. Such information reflects the policies of and is subject to change by ICE Data Indices, LLC (“ICE Data”), which is the Index Sponsor, Index Administrator and Index Calculation Agent. We have not undertaken any independent review or due diligence of such information. The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, the Index. The description of the Index is summarized from its governing methodology, which is available at www.theice.com/publicdocs/data/NYSE_FANGplus_Index_Methodology.pdf

Neither the methodology nor any other information included on that website is included or incorporated by reference into this pricing supplement.

Introduction

The Index is an equal-dollar weighted index designed to represent a segment of the technology and consumer discretionary sectors consisting of highly-traded growth stocks of technology and tech-enabled companies such as Facebook, Inc., Apple Inc., Amazon.com, Inc., Netflix, Inc. and Google (Alphabet Inc.). The Index currently has 10 Index constituents, which is the minimum number, but it may have more than 10 Index constituents in the future. The Index was launched on September 26, 2017. As of the date of this pricing supplement, the Index constituents are Facebook, Inc., Apple Inc., Amazon.com, Inc., Netflix, Inc., Google (Alphabet Inc.), Alibaba Group Holding Limited, Baidu, Inc., Nvidia Corporation, Tesla, Inc. and Twitter, Inc.

Index Universe

The Index universe will consist of all stocks classified as Consumer Discretionary or Technology by the Index Sponsor that are listed on a major U.S. stock exchange, such as the NYSE, Nasdaq or NYSE American. American Depositary Receipts are eligible for inclusion in the Index.

Index Constituent Selection

At each quarterly rebalance, the Index universe will be screened utilizing a proprietary methodology that references, among other factors, sector classification, revenue growth and an analysis of the applicable issuer’s business. The following steps will be executed:

•	Stocks must have a market capitalization (including all share classes and unlisted shares) of at least $5 billion;

•	Stocks must have a trailing six month average daily traded value (ADTV / turnover) of $50 million on the specific listing line;

•	The ICE Data Indices Governance Committee (the “Governance Committee”) will oversee a process to select FANG and FANG-related stocks. The FANG stocks include Facebook, Inc., Apple Inc., Amazon.com, Inc., Netflix, Inc. and Google (Alphabet Inc.). Other stocks selected for the Index, in addition to satisfying the criteria in the two subparagraphs above, should exhibit characteristics of high-growth technology and Internet/media stocks. ICE Data and its Governance Committee will focus on distinguishing between traditional technology and services companies and newer, innovative, technology-utilizing companies using, among other factors, sector classification, revenue growth and an analysis of the issuer’s business.

•	The final list of companies will be equally weighted based upon the prices and Index market capitalization as of the close of trading on the third Friday of March, June, September, and December.

PS-28

Rebalances and Frequency

The general aim of the quarterly rebalance of the Index is to ensure that the selection and weightings of the Index constituents continues to reflect as closely as possible the Index’s objective of representing a segment of the technology and consumer discretionary sectors consisting of the most highly-traded and high-growth technology and internet/media stocks such as Facebook, Inc., Apple Inc., Amazon.com, Inc., Netflix, Inc., Google (Alphabet Inc.). The Index Administrator reserves the right to, at any time, change the number of stocks comprising the Index by adding or deleting one or more stocks, or replacing one or more stocks contained in the Index with one or more substitute stocks of its choice, if in the Index Administrator’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the Index. Any such action would need to be approved by the Governance Committee.

Changes to the Index constituents may occur during a scheduled rebalance and as a result of the removal of an Index constituent. The quarterly Index rebalance becomes effective after the close of the third Friday of March, June, September, and December. The rebalance announcement will be made after the close of the second Friday of the month (one week prior). The reference date for all company-specific data and information utilized in the rebalancing process will be taken from that same day, with exception of the prices utilized to determine the shares, which will be taken from the third Friday.

Periodical Weighting Adjustment

At quarterly Index rebalances, the Index will be rebalanced according to the methodology described above under “—Index Universe” and “—Index Constituent Selection.”

Index Calculation

The Index is calculated on a gross total return basis. The current Index level would be calculated by dividing the current modified Index market capitalization by the Index divisor. The divisor was determined based on the initial capitalization base of the Index and the base level. The divisor is updated as a result of corporate actions and composition changes.

The general formula for the Index is:

Where:

t means Index Calculation Date t

Dt means the Index divisor on Index Calculation Date t

Pi,t means the price of Index constituent i on Index Calculation Date t

Qi,t means the number of shares of Index constituent i on Index Calculation Date t

Index Calculation Date means a U.S. Business Day where all of the Constituent Exchanges are open.

The Base Date for the Index is September 19, 2014, and the Base Level is 1,000.00.

Corporate Actions

General. The Index may be adjusted in order to maintain the continuity of the Index level and the composition. Adjustments take place in reaction to events that occur with Index constituents in order to mitigate or eliminate the effect of that event on Index performance.

PS-29

Removal of constituents. Any Index constituent deleted from the Index as a result of a corporate action such as a merger, acquisition, spin-off, delisting or bankruptcy will be replaced by a new stock. Thus, the total number of Index constituents in the Index will stay constant. The Governance Committee would oversee a process to select a replacement stock that reflects the Index’s objective and is in line with the rebalancing selection criteria as set forth above under “—Index Universe” and “—Index Constituent Selection.” If an Index constituent is removed and replaced in the Index, the divisor will be adjusted to maintain the Index level.

Mergers and Acquisitions.

•	Merger or acquisition between Index constituents: In the event a merger or acquisition occurs between Index constituents, the acquired company is deleted and will be replaced by another company. There will be no change made to the acquiring company’s weight in the Index.

•	Merger or acquisition between an Index constituent and a non-member: A non-member is defined as a company that is not a current Index constituent. A merger or acquisition between an Index constituent and one non-member can take two forms:

o	The acquiring company is an Index constituent and the acquired company is not. There will be no action taken in the Index.

o	The acquiring company is not an Index constituent, but the acquired company is an Index constituent. The acquired company is removed from the Index and will be replaced by another company. It is possible, but not necessary, that the replacement company selected for the Index will be the acquiring company.

Suspensions and company distress. Immediately upon an Index constituent filing for bankruptcy, an announcement will be made to remove the stock from the Index effective for the next business day following the bankruptcy. If the stock is trading on an over-the-counter (OTC) market, the last trade or price on that market is utilized as the deletion price on that day.

If the stock does not trade on the relevant exchange between the bankruptcy announcement and the deletion effective date, the stock may be deleted from the Index in that corporate action with a presumed market value of $0.

Price sources. In the event that the trading in shares is suspended or halted, the last known price established during regular session trading on the primary exchange will be used. Depending on the particular situation, the Index Administrator may choose to value the security at a price of $0 for purposes of Index calculation and/or Index corporate actions. This would be applicable for certain extreme cases such as a company bankruptcy or severe distress when the security is no longer tradeable.

Spin-offs. The closing price of the Index constituent is adjusted by the value of the spin-off, and the shares of the Index constituent will be adjusted to maintain its existing weighting in the Index. The divisor will be adjusted to account for any changes in the overall Index market capitalization. Spun-off companies will not be added into the Index at the time of the event.

Dividends. The Index calculation incorporates regular cash dividends paid on the Index constituents and reinvests those distributions into the Index at the open of the dividend ex-date.

Rights issues and other rights.

In the event of a rights issue, the price is adjusted for the value of the right before the open on the ex-date, and the shares are increased to maintain the Index constituent’s existing weighting within the Index. The adjustment assumes that the rights issue is fully subscribed. The amount of the price adjustment is determined from the terms of the rights issue, including the subscription price, and the price of the underlying security. The Index Administrator will only enact adjustments if the rights represent a positive value, or are in-the-money, or alternatively, represent or can be converted into a tangible cash value.

PS-30

Bonus issues, stock splits and reverse stock splits. For bonus issues, stock splits and reverse stock splits, the number of shares included in the Index will be adjusted in accordance with the ratio given in the corporate action. Since the event will also incorporate a corresponding price adjustment and will not change the value of the company included in the Index, the divisor will not be changed because of this.

Changes in number of shares. Changes in the number of shares outstanding, typically due to share repurchases, tenders, or offerings, will not be reflected in the Index.

Index Governance

ICE Data Indices, LLC (“ICE Data”) is responsible for the day-to-day management of the Index, including retaining primary responsibility for all aspects of the Index determination process, including implementing appropriate governance and oversight, as required under the International Organization of Securities Commission’s Principles for Financial Benchmarks (the “IOSCO Principles”). The Governance Committee is responsible for helping to ensure ICE Data’s overall compliance with the IOSCO Principles, by performing the Oversight Function which includes overseeing the Index development, design, issuance and operation of the Index, as well as reviewing the control framework. ICE Data is also responsible for decisions regarding the interpretation of the Index methodology and the Governance Committee is responsible for reviewing all rule book modifications and Index constituent changes with respect to the Index to ensure that they are made objectively, without bias, and in accordance with applicable law and regulation and ICE Data’s policies and procedures. Consequently, all ICE Data’s and the Governance Committee discussions and decisions are confidential until released to the public.

Cases not covered in the methodology. In cases which are not expressly covered in the methodology, operational adjustments will take place along the lines of the aim of the Index. Operational adjustments may also take place if, in the opinion of the Index Administrator, it is desirable to do so to maintain a fair and orderly market in derivatives on the Index and/or this is in the best interests of the investors in products based on the Index and/or the proper functioning of the markets. Any such modifications described in this paragraph or exercise of judgment will also be governed by any applicable and outstanding policies, procedures and guidelines in place by ICE Data at such time.

Methodology changes. The Governance Committee reviews all methodology modifications and Index changes to ensure that they are made objectively, without bias and in accordance with applicable law and regulation and ICE Data’s policies and procedures. The methodology may be supplemented, amended in whole or in part, revised or withdrawn at any time. Supplements, amendments, revisions and withdrawals may also lead to changes in the way the Index is compiled or calculated or affect the Index in another way. Any such modifications described in this paragraph will also be governed by any applicable and outstanding policies and procedures in place by ICE Data at such time.

Dissemination

The Index is calculated from 9:30 a.m. until 6:00 p.m. Eastern Time on those days specified as “Index Business Days,” as that term is defined in the Index methodology. Solely for the purpose of the preceding sentence and not for the purpose of any calculation of the value of the notes, Index Business Days will be classified as days on which the U.S. Equity Markets (NYSE, Nasdaq, and NYSE American) are open for a full or partial day of trading.

Exceptional Market Conditions and Corrections

The Index Administrator retains the right to delay the publication of the opening level of the Index. Furthermore, the Index Administrator retains the right to suspend the publication of the level of the Index if it believes that circumstances prevent the proper calculation of the Index.

If Index constituent prices are cancelled, the Index will not be recalculated unless the Index Administrator decides otherwise.

PS-31

Commercially reasonable efforts are made to ensure the correctness and validity of data used in real-time Index calculations. If incorrect price or corporate action data affects Index daily highs, lows, or closes, it is corrected retroactively as soon as possible and all revisions are communicated out to the public and market data vendors.

Announcements

Changes to the Index methodology which arise as a result of market feedback, consultations, internal reviews, or otherwise will be communicated by an Index announcement which will be distributed by ICE Data at www.theice.com/market-data/indices and ICE Data Services at www.theice.com/market-data/indices/equity-indices/products. The information included in those websites will not be deemed to be included or incorporated by reference in this pricing supplement.

As a general rule, the announcement periods that are mentioned below will be applied. However, urgently required corporate action treatments, often resulting from late notices from the relevant company or exchange, may require the Index Administrator to deviate from the standard timing.

Inclusion of new Index constituents. The inclusion of new companies in the Index will typically only occur during a quarterly rebalance, although there could be exceptions based on a specific corporate action affecting a current Index constituent during the year. The inclusion of the new company will be announced at least one week prior to the effective date of the actual inclusion. For example, for a rebalance effective for June 18, 2018, the announcement would have occurred after the close on June 8, 2018.

Removal of Index constituents. Index constituents would be removed from the Index as a result of periodic corporate actions as well as the results of the quarterly rebalance. All removals will be announced at least three trading days before the effective date of the removal. It should be noted that in the case of mergers and acquisitions, every effort will be made to remove the company at some reasonable time ahead of the suspension in trading in the acquired company. There will be certain situations and corporate actions that would require the removal of a company that has already ceased trading. In those cases, the company will be removed from the Index at its last traded price, or, at the discretion of the Index Administrator, at a derived price that most accurately represents its post-suspension value.

Corporate actions. In case of an event that could affect one or more Index constituents, the Index Administrator will inform the market about the intended treatment of the event in the Index shortly after the firm details have become available and have been confirmed. When possible, the corporate action will be announced, even if not all information is known, at least one trading day before the effective date of the action. Once the corporate action has been effectuated, the Index Administrator will confirm the changes in a separate announcement.

Methodology changes. Barring exceptional circumstances, the Index Administrator will announce proposed rule changes to stakeholders prior to them being implemented. Stakeholders will also be notified of when the changes will take effect.

Reviews; publication of new selection. The new composition of the Index, including the companies to be a part of the Index and their corresponding new Index weights, will be announced at least one week prior to the effective date and can be accessed from ICE Data Services at www.theice.com/market-data/indices/equity-indices/products.

Historical Information

Any historical upward or downward trend in value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the notes. The historical Index returns do not give an indication of the future performance of the Index. We cannot make any assurance that the future performance of the Index will result in holders of the notes receiving a positive return on their investment.

PS-32

The graph below shows the historical performance of the Index from September 26, 2017, its commencement date, through February 11, 2021.

Historical results are not indicative of future results.

License Agreement

We have entered into a sub-license agreement with REX Shares, LLC (“REX” or the “Structuring Agent”), which licenses the Index from the Index Sponsor. The license agreement with the Structuring Agent also provides for the use of certain trade names, trademarks and service marks. We have also entered into a services agreement with REX to provide certain services related to product design, content generation and document dissemination.

MicroSectors™ and REX™ are registered trademarks of REX. NYSE® is a registered trademark of NYSE Group, Inc., an affiliate of ICE Data Indices, LLC and is used by ICE Data Indices with permission and under a license. NYSE® FANG+™ is trademark of ICE Data Indices, LLC or its affiliates (“ICE Data”). The trademarks have been licensed for use for certain purposes by Bank of Montreal. The NYSE® FANG+™ Index is a product of ICE Data, and has been licensed for use by Bank of Montreal. The notes are not sponsored, endorsed, sold or promoted by REX or any of its affiliates or third party licensors (collectively, “REX Index Parties”) or by ICE Data or any of its affiliates or third party licensors (collectively, “ICE Data Index Parties”). REX Index Parties and ICE Data Index Parties make no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the NYSE® FANG+™ Index to track general market performance. REX Index Parties and ICE Data Index Parties’ only relationship to Bank of Montreal with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of REX Index Parties and ICE Data Index Parties. The NYSE® FANG+™ Index is determined, composed and calculated by ICE Data without regard to Bank of Montreal or the notes. ICE Data have no obligation to take the needs of Bank of Montreal or the owners of notes into consideration in determining, composing or calculating the NYSE® FANG+™ Index. REX Index Parties and ICE Data Index Parties are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. REX Index Parties and ICE Data Index Parties have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the NYSE® FANG+™ Index will accurately track index performance or provide positive investment returns. Inclusion of a security within an index is not a recommendation by REX Index Parties or ICE Data Index Parties to buy, sell, or hold such security, nor is it considered to be investment advice.

PS-33

REX INDEX PARTIES AND ICE DATA INDEX PARTIES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE NYSE® FANG+™ INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. REX INDEX PARTIES AND ICE DATA INDEX PARTIES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. REX INDEX PARTIES AND ICE DATA INDEX PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BANK OF MONTREAL, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NYSE® FANG+™ INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL REX INDEX PARTIES OR ICE DATA INDEX PARTIES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN ICE DATA INDEX PARTIES AND BANK OF MONTREAL, OTHER THAN THE LICENSORS OF ICE DATA INDEX PARTIES.

PS-34

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental Canadian Tax Considerations

For a summary of Canadian tax considerations relevant to an investment in the notes, please see the sections entitled “Canadian Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations ” in the accompanying prospectus supplement.

With respect to any interest paid or credited or deemed to be paid or credited on the notes, such interest will not be subject to Canadian non-resident withholding tax.

U.S. Federal Income Tax Considerations

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement under “Supplemental Tax Considerations—U.S. Federal Income Tax Considerations,” which applies to the notes, except that the following disclosure supplements the discussion in the product supplement.

Under current Internal Revenue Service guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will apply to notes that are issued as of the date of this pricing supplement if such notes are “delta-one” instruments. Based on our determination that the notes are delta-one instruments, non-U.S. holders will be subject to withholding on dividend equivalent payments, if any, under the notes.  We will not pay additional amounts in respect of any dividend equivalent withholding.

PS-35

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The terms and conditions set forth in the Distribution Agreement dated September 23, 2018 between Bank of Montreal and the Agents party thereto, including BMOCM, govern the sale and purchase of the notes.

We have sold an aggregate of $30,000,000 in aggregate principal amount of the notes.

Additional notes may be offered and sold after the date of this document from time to time through BMOCM and one or more dealers at a price that is higher or lower than the stated principal amount, based on the Indicative Note Value at that time. Sales of the notes after the date of this document will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price that the notes are sold to the public, less any commissions paid to BMOCM or any other dealer. In addition, BMOCM may receive a portion of the Daily Investor Fee. We may not sell the full amount of notes offered by this pricing supplement, and may discontinue sales of the notes at any time.

We may deliver notes against payment therefor on a date that is greater than two business days following the date of sale of any notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to transact in notes that are to be issued more than two business days after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

BMOCM and any other agent and dealer in the initial and any subsequent distribution are expected to charge normal commissions for the purchase of the notes.

Broker-dealers may make a market in the notes, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (such term includes this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus) may be used by such dealers and our affiliates in connection with market-making transactions. In these transactions, dealers may resell a note covered by this pricing supplement that they acquire from us, BMOCM or other holders after the original offering and sale of the notes, or they may sell any notes covered by this prospectus in short sale transactions. This prospectus will be deemed to cover any short sales of notes by market participants who cover their short positions with notes borrowed or acquired from us or our affiliates in the manner described above.

Broker-dealers and other market participants are cautioned that some of their activities, including covering short sales with notes borrowed from us or one of our affiliates, may result in their being deemed participants in the distribution of the notes in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933 (the “Securities Act”). A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act.

BMOCM or another FINRA member will provide certain services relating to the distribution of the notes and may be paid a fee for its services equal to all, or a portion of, the Daily Investor Fee. BMOCM may also pay fees to other dealers pursuant to one or more separate agreements. Any portion of the Daily Investor Fee paid to BMOCM or such other FINRA member will be paid on a periodic basis over the term of the notes. Although BMOCM will not receive any discounts in connection with such sales, BMOCM is expected to charge normal commissions for the purchase of any such notes.

BMOCM will act as our agent in connection with any redemptions at the investor’s option, and the Redemption Fee Amount applicable to any such redemptions will be paid to us. Additionally, it is possible that BMOCM and its affiliates may profit from expected hedging activities related to this offering, even if the value of the notes declines.

PS-36

The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the notes to any such investor.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in the notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (the “EEA”) or the United Kingdom. For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA or the U.K. has been prepared, and therefore, offering or selling the notes or otherwise making them available to any retail investor in the EEA or the U.K. may be unlawful under the PRIIPs Regulation.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the notes. We will issue the notes initially in an amount having the aggregate offering price specified on the cover page of this pricing supplement. However, we may issue additional notes in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The notes do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the notes. For more information, please refer to “Description of the Notes We May Offer — General” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer — General” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. Any additional issuances will increase the aggregate principal amount of the outstanding notes of the class, plus the aggregate principal amount of any notes bearing the same CUSIP number that are issued pursuant to any future issuances of notes bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering.

PS-37

VALIDITY OF THE NOTES

The pricing supplement for this offering, dated November 12, 2019, stated as follows:

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when the notes have been validly executed, authenticated and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 23, 2018, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated September 23, 2018.

In the opinion of Morrison & Foerster LLP, when the notes have been issued and sold as contemplated by the pricing supplement, product supplement, prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 23, 2018, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K and dated September 23, 2018.

PS-38

ANNEX A

NOTICE OF EARLY REDEMPTION

To: [    ].com

Subject: Notice of Early Redemption, CUSIP No.: 06368B504

[BODY OF EMAIL]

Name of broker: [ ]

Name of beneficial holder: [ ]

Number of Notes to be redeemed: [ ]

Applicable Redemption Measurement Date: [ ], 20[ ]*

Broker Contact Name: [ ]

Broker Telephone #: [ ]

Broker DTC # (and any relevant sub-account): [ ]

The undersigned acknowledges that in addition to any other requirements specified in the pricing supplement relating to the notes being satisfied, the notes will not be redeemed unless (i) this notice of redemption is delivered to BMO Capital Markets Corp. (“BMO Capital Markets”) by 2:00 p.m. (New York City time) on the Index Business Day prior to the applicable Redemption Measurement Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to BMO Capital Markets by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Measurement Date, facing BMO Capital Markets DTC 5257 and (iv) the undersigned instructs DTC to deliver the DVP trade to BMO Capital Markets as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your notes” in the pricing supplement relating to the notes and the undersigned understands that it will be exposed to market risk on the Redemption Measurement Date.

* Subject to adjustment as described in the pricing supplement relating to the notes.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

BMO Capital Markets Corp.

BMO Capital Markets, as Calculation Agent

e-mail: [      ]

To Whom It May Concern:

The holder of $[ ] MicroSectors™ FANG+™ ETNs due January 8, 2038, CUSIP No. 06368B504 (the “notes”) hereby irrevocably elects to receive a cash payment on the Redemption Date* of [holder to specify] with respect to the number of notes indicated below, as of the date hereof, the redemption right as described in the pricing supplement relating to the notes (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Measurement Date with respect to the number of notes specified below at a price per note equal to the Redemption Amount, facing BMO Capital Markets DTC 5257 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the notes will not be redeemed unless (i) this confirmation is delivered to BMO Capital Markets by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Measurement Date, facing BMO Capital Markets DTC 5257; and (iii) the undersigned will deliver the DVP trade to BMO Capital Markets as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of notes surrendered for redemption: ________

DTC # (and any relevant sub-account): ________

Contact Name: ________

Telephone: ________

Fax: ________

E-mail: ________

(At least 25,000 notes must be redeemed at one time to receive a cash payment on any Redemption Date.)

* Subject to adjustment as described in the pricing supplement relating to the notes.

B-1